Exhibit 10.1

AMENDMENT NO. 5

TO THE

RENAISSANCERE HOLDINGS LTD.

2001 STOCK INCENTIVE PLAN

This Amendment No. 5 (the “Amendment”) to the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan, as amended and restated effective June 1, 2002, and subsequently amended (the “Plan”), is made effective as of this 10th day of August 2010.

WHEREAS, RenaissanceRe Holdings Ltd. (the “Company”) maintains the Plan; and

WHEREAS, pursuant to Section 13 of the Plan, the Plan may be amended by either the Company’s Board of Directors (the “Board”) or the Compensation and Corporate Governance Committee of the Board (the “Committee”); and

WHEREAS, the Committee believes it to be in the best interests of the Company to amend the Plan to disallow future grants of reload options or discounted stock options.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	By deleting Section 2(v) in its entirety and replacing it with the following:

“[Intentionally Omitted]”;

2.	By deleting Section 7(g) in its entirety; and

3.	By deleting the first sentence of Section 7(a) in its entirety and replacing it with the following:

The exercise price (“Option Price”) per share of Stock for each Option shall be set by the Committee at the time of grant, but shall not be less than the Fair Market Value of a share of Stock at the Date of Grant.

Except as modified by this Amendment, all of the terms and conditions of the Plan shall remain valid and in full force and effect.

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IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this instrument as of the 10th day of August 2010, on behalf of the Committee.

RENAISSANCERE HOLDINGS LTD.

By:	/s/ Peter C. Durhager
Name:	Peter C. Durhager
Title:	Executive Vice President